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                                MERGER AGREEMENT


         Agreement made the _____ day of January, 1999, among Sterling Partners Inc., a Delaware corporation (the "Company"), GourmetMarket.Com, a California corporation ("Gourmet"), and Marblehead Capital Group, Inc., a Massachusetts corporation ("Marblehead").

                                    RECITALS

         WHEREAS, the Company and Gourmet propose to merge pursuant to this Merger Agreement, which provides for the conversion of all of the outstanding capital stock of Gourmet into shares of the Company and the merger of Gourmet with and into the Company, with the Company as the surviving corporation pursuant to the applicable laws of Delaware and California; and

         WHEREAS, the parties have agreed that Marblehead has performed certain services for Gourmet and the Company in connection with the Merger (as defined in Section 3.1) and will perform certain services for the Company after closing of the Merger.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I
                            INCORPORATION OF RECITALS

         All of the recitals set forth above are incorporated herein by reference.

                                   ARTICLE II
                                   DEFINITIONS

         The following terms, as used herein, have the following meanings:

         "Affiliate" of a Person means a Person, who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

         "Agreement" has the meaning set forth in the introductory paragraph.

         "Closing" has the meaning set forth in Section 3.9.

         "Closing Date" has the meaning set forth in Section 3.9.

         "CGCL" means the California General Corporation Law.

         "Common Stock" means the voting common stock of the Company.


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         "Company" means Sterling Partners Inc.

         "DGCL" means the Delaware General Corporation Law, as amended.

         "Effective Time" means the time indicated in the Articles of Merger when the merger pursuant hereto shall become effective for corporate law purposes.

         "Environmental Permits" means federal, state and local governmental liens, permits and other authorizations and approvals, whether foreign or domestic, which relate to the business of a Person as it may be affected by the environment or to public health and safety or worker health and safety as they may be affected by the environment.

         "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.

         "Evaluation Material" has the meaning set forth in Section 7.3.

         "Financial Statements" has the meaning set forth in Section 4.10.

         "Handling Hazardous Substances" has the meaning set forth in Section
4.5.

         "Hazardous Emissions" has the meaning set forth in Section 4.5.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Intellectual Property" has the meaning set forth in Section 4.16.

         "Inventory" has the meaning set forth in Section 4.6.

         "Leases" and "Lease" have the meanings set forth in Section 4.15.

         "Licenses and Permits" has the meaning set forth in Section 4.8.

         "Material Contract" means each contract, agreement or commitment of a Person other than Leases:

                  (a) upon which any substantial part of such Person's business is dependent or which, if breached, could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the business of such Person;

                  (b) which provides for aggregate future payments of more than $10,000, except for purchase orders or sale orders arising in the ordinary and usual course of business, in which case they are listed only if any party thereto is obligated to make payments pursuant thereto aggregating more than $20,000;


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                  (c) which extends for more than one year from the date hereof and is not cancelable by either party on 30 days' notice;

                  (d) which provides for the sale, after the date hereof and other than in the ordinary course of business, of any of its assets;

                  (e) which relates to the employment, retirement or termination of the services of any officer of former officer; or

                  (f) which contains covenants pursuant to which any other Person has agreed not to compete with any business conducted by such Person or not to disclose to other information concerning such Person.

         Collectively, the material contracts of such Person are referred to as "Material Contracts."

         "Pension Plans" means all employee benefit plans and programs including, without limitation, all retirement, savings and other pension plans.

         "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a governmental or political subdivision or an agency of instrumentality thereof.

         "Real Property" means all of the real property, together with the fixtures and other improvements located thereon and the appurtenances thereto, owned by a Person.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alterative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Welfare Plans" means all health, severance, insurance, disability and other employee welfare plans.

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                                   ARTICLE III
                                     MERGER

         3.1 Merger. On the terms and subject to the conditions contained in this Agreement, and pursuant to the Plan of Merger attached hereto as Exhibit
3.1 (the "Merger Plan"), on the Closing Date and at the Effective Time Gourmet shall be merged with and into the Company and the separate corporate existence of Gourmet shall thereupon cease. Said merger is referred to herein as the "Merger." The Company shall be the surviving corporation in the Merger and shall be governed by the DGCL. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL and the CGCL. From and after the Effective Time, the Company is sometimes referred to herein as the "Surviving Corporation."

         3.2 Articles of Merger. On the Closing Date, the parties hereto shall cause Articles of Merger (the "Articles of Merger"), meeting the requirements of
Section 252 of the DGCL and Section 1100 of the CGCL, to be properly executed and filed in accordance with the DGCL and the CGCL. The Merger shall be effective, for corporate law purposes, at the Effective Time. The Articles of Merger shall provide for the change of the Company's name to "GourmetMarket.Com, Inc." or such other name as the Company may determine.

         3.3 Articles of Incorporation; Bylaws. The Articles of Incorporation of the Company in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of the Company in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

         3.4 Officers. The officers of the Company at the Effective Time shall be as follows:

             President                           -   Chanan Steinhart
             Chief Financial Officer/Treasurer   -   Eric Ott
             Secretary                           -   Josh Dickman

         Such persons will hold office until their successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal.

         3.5 Directors. The directors of the Company at the Effective Time shall be as follows:

                              Chanan Steinhart
                              Eric Ott
                              Neil Swartz
                              C. Lawrence Rutstein

         and one additional person to be nominated by Gourmet or its now existing shareholders at or after the Effective Time.


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         The directors of the Surviving Corporation will serve until their successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by law, or until their earlier death, resignation or removal. The parties agree that the Board of Directors of the Company, immediately after the Closing, shall be a maximum of five (5) directors and that of those directors the now existing shareholders of Gourmet shall have the right to elect three directors ("Gourmet Directors") and Marblehead shall have the right to elect two directors; provided, however, that if the projections to be agreed upon by the parties are not met, then Marblehead shall have the right to replace one of the Gourmet Directors with a director designated by Marblehead, to replace management of the Surviving Company as Marblehead deems appropriate, and to otherwise exercise control over the business and affairs of the Surviving Company until such projections have been met.

         3.6 Conversion of Shares and Options. At Closing there shall be 763,500 shares of common stock of Gourmet issued and outstanding and 8,280,000 shares of the Company's Common Stock issued and outstanding of which 6,030,000 shares shall have been issued to Marblehead at Closing. At the Effective Time, the issued and outstanding shares of Common Stock of Gourmet shall be converted into 7,421,220 shares of Common Stock of the Company, so that each issued and outstanding share of Gourmet shall be converted into 9.72 shares of the Company's Common Stock. Further, at the Closing there shall be outstanding options for the purchase of 236,500 shares of the common stock of Gourmet and, at Closing, the Company shall grant the holders thereof options for the purchase of 2,298,780 shares of the Company's Common Stock, or 9.72 shares of common stock of the Company for each share of common stock of Gourmet underlying Gourmet's outstanding options, and the existing Gourmet options shall terminate. At Closing the Company shall grant to each of Chanan Steinhart and Rainmaker Capital, LLC, an option to acquire 900,000 shares of the Company's Common Stock (the "Management Options") at an exercise price per share equal to the fair market value of the common stock at Closing. The Management Options shall be exercisable for a period of ten (10) years after their date of grant and shall vest over three (3) years. Vesting shall be contingent upon the Company's meeting certain performance criteria as shall be determined by Gourmet and Marblehead.

         3.7 Shares Restricted. The Shares of Common Stock to be issued to holders of Gourmet Common Stock and the holders of options for the purchase of Gourmet Common Stock shall be "restricted" shares within the meaning of Securities and Exchange Commission Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"), and accordingly the certificate or certificates representing such shares shall bear a restrictive legend in accordance with the requirements of Rule 144.

         3.8 No Representation of Value. Gourmet, for itself and its security holders, hereby confirms that neither the Company, nor Marblehead, nor any officer, director or shareholder of the Company or Marblehead, or any agent of or professional employed by either of them, has made any representation to Gourmet or any of its shareholders or optionholders as to the present or future value of the Company's common stock or any other securities of the Company, nor has the Company or Marblehead or any such person made any representation with respect to the ability of Gourmet's shareholders to sell all or any part of the shares of common stock of the

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Company at any price, nor that an active or liquid trading market in the
Company's common stock will develop or continue in the future. Further, Gourmet, for itself and its securities holders, hereby confirms its understanding that the future bid or asking price of the Company's common stock may not bear any relationship to the net tangible book value of the Company's common stock and, further, may be unrelated to any other generally accepted method of valuation of the Company's shares.

         3.9 Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall take place at the offices of the Company, 7777 Glades Road, Suite 211, Boca Raton, Florida 33434, on or about January 15, 1999 (the "Closing Date"), or at another time or location mutually agreeable to the parties.

         3.10 Deliveries at Closing by Gourmet. At Closing, Gourmet, as appropriate, shall deliver to the Company (i) the stock books, stock ledgers, minute books and seals of Gourmet; (ii) a current certificate of good standing for Gourmet issued by the California Secretary of State; (iii) a. balance sheet (including schedules of cash on hand and accounts receivable and payable) dated as of Closing in a form satisfactory to the Company; (iv) consents to the assumption of Gourmet's real estate lease and other material contracts; (v) originals of all material contracts; and (vi) all other items required to be delivered by Gourmet or Gourmet shareholders to the Company at or prior to Closing under this Agreement, including, without limitation, a legal opinion or opinions reasonably satisfactory to the Company containing limitations and qualifications typically associated with opinion letters delivered in transactions of the nature described in this Agreement, to the effect that:

                  (a) Gourmet is duly incorporated and a validly existing corporation in good standing under the laws of the State of California, and is duly qualified to carry on its business and is in good standing in any state in which it does business;

                  (b) Gourmet has the requisite capacity, power and authority to execute and deliver this Agreement and the other documents and the transactions contemplated herein.

                  (c) The execution and delivery by Gourmet of this Agreement, the performance by Gourmet of its obligations hereunder, and the consummation of the transactions contemplated herein will not result in the breach of or violate any term or provision of the articles or by-laws of Gourmet, or to the knowledge of Gourmet's counsel, any contract, agreement, judgment, order, decree, award, law, rule or regulation to which Gourmet is subject.

                  (d) The outstanding shares have been duly issued to its shareholders are fully paid and non-assessable.

                  (e) The options outstanding for the purchase of Gourmet common stock have been duly issued and at Closing will be canceled in exchange for options to be issued by the Company under Section 3.6.


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                  (f) The Agreement has been duly executed and delivered by
Gourmet; and the Agreement and all documents delivered pursuant to the terms hereof are valid and binding on Gourmet and are enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity.

                  (g) To the knowledge of Gourmet's counsel, no consent of any party other than a majority of Gourmet's shareholders, and, to the knowledge of Gourmet's counsel, no consent, license, approval or authorization of, or registration or declaration with, any governmental bureau or agency is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

                  (h) The California state wine distributor license and all other licenses requisite to Gourmet's carrying on the advertising and sale of wine are assumable by the Company without any material interruption in the Company's ability to lawfully carry on Gourmet's wine or other business.

                  (i) The Material Contracts are valid and binding contracts effective to transfer, and which did transfer, to Gourmet the tangible and intangible property to be transferred thereby.

                  (j) Such other matters as are customary in connection with transactions of this kind.

         3.11 Deliveries at Closing by the Company.

                  At Closing, the Company shall deliver to Gourmet or its shareholders as appropriate:

                  a. The Company's certificate or certificates for shares of the Company's common stock issued in the names of Gourmet's shareholders individually, allocated in proportion to their respective holdings of issued and outstanding common stock of Gourmet.

                  b. Options for the purchase of the Company's common stock issued and allocated in accordance with Section 3.6.

                  c. An opinion of counsel to the Company, reasonably satisfactory to Gourmet, to the effect that:

                           (1) The Company is a duly incorporated and validly
existing corporation in good standing with the laws of the State of Delaware, and is duly qualified to carry on its business and is in good standing in any state in which it does business and is required to qualify;

                           (2) The Company has the requisite power and authority
to execute and deliver, and has taken all necessary corporate action to authorize the execution and delivery of, this Agreement and the other documents and the transactions contemplated herein;


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                           (3) The execution and delivery by the Company of this
Agreement, the performance by the Company of its obligations hereunder, and the consummation of the transactions contemplated herein will not result in the breach of or violate any term of provision of the articles or by-laws of the Company nor, to the best knowledge of counsel, any contract, agreement, law, rule, regulation, judgment, order, decree or award to which the Company is subject;

                           (4) When issued to Gourmet's shareholders, the
Company's Common Stock shall be duly issued, full-paid and non-assessable;

                           (5) The Agreement has been duly executed and
delivered by the Company;

                           (6) The Agreement and all documents delivered
pursuant to the terms hereof are valid and binding on the Company and are enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency, reorganization or other laws of general application affecting the enforcement of creditors' rights generally and general principles of equity. To the best knowledge of counsel, no consent of any party other than the Company, and no consent, license, approval or authorization of, registration or declaration with, any governmental bureau or agency is required in connection with the execution, delivery, performance, validity and enforceability of this Agreement.

                           (7) The Company's issuance and delivery of Common
Stock to Gourmet shareholders shall vest in them good and valid title to the shares which, to the best knowledge of counsel, shall be free and clear of any lien, encumbrance or adverse claim; and

                           (8) Such other matters that are customary in
connection with transactions of this kind.

                               The opinion of the Company's counsel shall
contain such limitations and qualifications as are typically associated with opinion letters delivered in transactions of the nature described in this Agreement.

                  d. An employment agreement for Chanan Steinhart in a form to which Mr. Steinhart and the Company shall agree.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF GOURMET

         Gourmet represents and warrants the following:

         4.1 Organization, Qualification. Gourmet is a corporation duly organized, validly existing and in good standing under the laws of California and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. Gourmet is duly qualified and in good standing to do business in each jurisdiction in

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which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on Gourmet or the business conducted by it. Gourmet has heretofore delivered to the Company complete and correct copies of the Articles of Incorporation and Bylaws of Gourmet, as currently in effect.

         4.2 Capitalization of Gourmet. The authorized capital stock of Gourmet consists only of 1,000,000 shares of common stock, the par value of which is not stated, of which, as of the date hereof, 763,500 shares are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. Gourmet has no commitment to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock and no such securities or obligations are issued or outstanding other than options for 236,500 shares as set forth in Schedule 4.2.

         4.3 Consents and Approvals. Except as set forth in Schedule 4.3 there is no requirement applicable for Gourmet to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the Merger. Except as set forth in Schedule 4.3 there is no requirement that any party to any Material Contract of Gourmet, or any license or permit for the use of Intellectual Property of Gourmet or loan agreement to which Gourmet is a party or by which it is or was bound, consent to the execution of this Agreement by Gourmet or to the consummation of the Merger.

         4.4 Non-Contravention. Except as set forth in Schedule 4.4, the execution and delivery by Gourmet of this Agreement do not, and the consummation of the Merger will not, (i) violate or result in a breach of any provision of the Articles of Incorporation or Bylaws of Gourmet, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Gourmet is a party or by which the Company or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Gourmet or to the business conducted by Gourmet, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on Gourmet.

         4.5 Environmental Matters. Except as set forth in Schedule 4.5, Gourmet has obtained all Environmental Permits required to conduct its business as it is presently being conducted including, without limitation, those relating to (i) emissions, discharges or threatened discharges of pollutants, contaminants, hazardous or toxic substances or petroleum into the air, surface water, ground water or the ocean, or on or into the land, and (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous or toxic substances or petroleum. Gourmet has not received notice of, or is otherwise aware of, any facts, events or conditions which (x) interfere with, prevent, or, with the passage of time, could interfere with continued substantial compliance with any of the aforementioned environmental laws, regulations, policies, guidelines, orders, judgments or decrees, (y) may give rise to any liability (whether based in contract, tort, implied or express

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warranty, criminal or civil stature or otherwise) under any law, regulation, policy or guideline relating to hazardous emissions or handling hazardous substances, or (z) obligate Gourmet or, with the passage of time, could cause Gourmet to be obligated to clean up, remedy or otherwise restore to a former condition, by itself or jointly with others, any contaminated surface water, ground water, soil or any natural resource associated therewith.

         4.6 Inventory. Gourmet has no inventory except as provided in Schedule
4.6 hereto.

         4.7 Accounts Receivable. Gourmet has no material accounts receivable.

         4.8 Licenses and Permits. The term "Licenses and Permits" as used herein means federal, state and local governmental licenses, permits, approvals and authorizations, whether foreign or domestic, other than Environmental Permits. Gourmet has all of the Licenses and Permits required to conduct its business as it is presently being conducted, all of which are in full force and effect. No written notice of a violation of any such License or Permit has been received by Gourmet, or, to the knowledge of Gourmet, threatened, and no proceeding is pending or, to the knowledge of Gourmet, threatened, to revoke or limit any of them. Gourmet has no reason to believe that any of its Licenses and Permits in effect on the date hereof will not be renewed or can not be assumed by the Company at or after Closing without material interruption in the Company's ability to lawfully carry on the business of Gourmet after Closing.

         4.9 Compliance with Laws. In addition to the representations and warranties contained in Section 4.5 relating to environmental matters and in
Section 4.8 relating to Licenses and Permits, to the best of Gourmet's knowledge Gourmet has operated its business in compliance with all laws, regulations, orders, policies, guidelines, judgments or decrees of any federal, state, local or foreign court or governmental authority applicable to it or its business including, without limitation, those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which could reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of Gourmet. Except as is disclosed in
Schedule 4.9, Gourmet has not received any notice alleging non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees.

         4.10 Financial Statements. Gourmet has previously furnished to the Company true and complete copies of: (a) Gourmet's federal income tax return for the calendar year ended December 31, 1997; (b) unaudited financial statements of Gourmet for the ten and eleven months ended October 31, and November 30, 1998 (which tax return and stub-period statements are herein called the "Financial Statements"). The Financial Statements fairly represent the financial position of Gourmet as of such dates and the results of its operations and changes in financial position for such periods. Gourmet has also furnished to the Company a statement of cash on hand, accounts receivable and accounts payable dated no earlier than January 15, 1999, which statement shall be a true and complete accounting of the matters to which it pertains.

         4.11 Litigation. Except as set forth in Schedule 4.11, there are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the

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knowledge of Gourmet, threatened, against Gourmet, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against Gourmet which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by Gourmet, or which seek specifically to prevent, restrict or delay consummation of the Merger or fulfillment of any of the other conditions of this Agreement.

         4.12 Absence of Changes. Except as set forth in Schedule 4.12, since November 30, 1998, there has not been:

                  a. any damage, destruction or loss (whether or not covered by insurance) which to the knowledge of Gourmet can reasonably be expected to affect, materially and adversely, the earnings, assets, financial condition or operations of the business of Gourmet;

                  b. any obligation or liability involving more than $20,000 (whether matured, absolute, accrued, contingent, or otherwise) incurred by Gourmet;

                  c. any general uniform increase in the compensation of the employees of Gourmet (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan);

                  d. any increase (other than normal increases consistent with past practices and those required by law or collective bargaining agreements) in the compensation payable to any employee (including officers) of Gourmet;

                  e. any amendment to any employment agreement to which any employee of Gourmet is a party;

                  f. any sale of assets by Gourmet other than in the ordinary course of business;

                  g. any material deterioration of relations between Gourmet and its suppliers, financial institutions, or customers;

                  h. any direct or indirect redemption, purchase or other acquisition of any shares of the capital stock of Gourmet;

                  i. any declaration, setting aside or payment of any dividend (whether in cash, capital stock or property) with respect to Gourmet's common stock; or

                  j. any issuance by Gourmet of any shares of its capital stock, or any securities or obligations convertible into or exchangeable for, or giving any person the right to acquire from it, any shares of its capital stock.

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                  Since November 30, 1998, except as set forth in Schedule 4.12,
Gourmet has not operated its business other than in the ordinary and usual course and in a manner consistent with past practices.

         4.13 No Undisclosed Liabilities. Except as set forth in Schedule 4.13, Gourmet does not have any material liabilities or obligations, whether absolute, accrued, contingent or otherwise, including, without limitation, any uninsured liabilities which were not accrued or reserved against in the Financial Statements other than those incurred after November 30, 1998, in the ordinary course of business or which in the aggregate do not or cannot reasonably be expected to have a material adverse effect upon the earnings, assets, financial condition or operations of Gourmet.

         4.14 Title to Properties. Gourmet does not own any Real Property. Gourmet has good title to all of the personal property, tangible and intangible, owned by it, free and clear of any liens, charges, pledges, security interest of other encumbrances other than those reflected in Schedule 4.14.

         4.15 Leases. Schedule 4.15 sets forth a complete and correct list of each agreement to lease into which Gourmet has entered, whether as a lessor or lessee, which relates to either real or personal property, other than monthly leases of personal property which may be canceled upon not more than 60 days notice or require the payment of not more than $100 per month. The agreements listed in Schedule 4.15 are referred to herein as the "Leases" (each a "Lease"). Except as set forth in Schedule 4.15, Gourmet has not breached any such Lease and in no event has occurred which, with the giving of notice or the passage of time or both, would cause a default under, or permit the termination, modification or acceleration of any such Lease by any party thereto. Complete copies of all of the Leases have been delivered to the Company.

         4.16 Intellectual Property. Schedule 4.16 sets forth a schedule of Gourmet's Intellectual Property. The term "Intellectual Property" as used herein means the rights of the owner thereof in all trade names, trademarks and service marks, patents, patent rights, copyrights, whether domestic or foreign, (as well as applications, registrations or certificates for any of the foregoing), inventions, trade secrets, proprietary processes, software and other industrial and intellectual property rights. Gourmet owns or is licensed or otherwise has the right to use all of the Intellectual Property which is being used in its business as it is presently being conducted. There is no claim, suit, action or proceeding, pending or, to the knowledge of Gourmet, threatened, against Gourmet asserting that its use of any Intellectual Property infringes the rights of any third party or otherwise contesting Gourmet's rights with respect to any Intellectual Property, and no third party is known to Gourmet to be infringing upon the rights of Gourmet in the Intellectual Property of Gourmet. Furthermore, no party is infringing upon the rights of Gourmet in Gourmet's Intellectual Property. All letters, patents, registrations and certificates issued by any governmental agency relating to the Intellectual Property of Gourmet are valid and subsisting and have been properly maintained.

         4.17 Material Contracts.

                  a. Schedule 4.17 sets forth a complete and correct list of each Material Contract of Gourmet. Except as set forth in Schedule 4.17 and as provided in the next paragraph, all of the Material Contracts of Gourmet are in full force and effect and to the knowledge of Gourmet there has not occurred, with respect to any such Material Contract, any default or event of default, which, with or without due notice of with the lapse of time, or both, would constitute a default or event of default on the part of Gourmet or, to the knowledge of Gourmet, any other party thereto. Complete copies of all the Material Contracts of Gourmet have been delivered to the Company.

                  b. The September 1998 contract with Arome, Ltd. ("Arome"), will be revised at or before the Closing to provide that in lieu of the payments to Arome set forth therein Arome will be paid an aggregate of $340,000 payable $40,000 at Closing and the balance by payment of ten percent (10%) of the gross amount of the Company's proceeds from any debt or equity financing which it completes after the Closing, provided that no amount shall be payable to Arome from the proceeds of any financing until the Company has received at least $1,500,000 of post-Closing financing, at which time the Company will pay Arome $150,000 plus ten percent (10%) of financing proceeds in excess of $1,500,000 until Arome has been paid the full $300,000 amount.

                  c. In addition to any other requirement for the provision of documents at Closing, Gourmet will deliver to the Company at Closing an amended agreement executed by Arome consenting to the assignment of the subject contract to the Company and the amendment of the payment provisions in accordance with the preceding sentence.

         4.18 Condition of Tangible Assets. The tangible personal property which belongs to Gourmet shall be operable on the Closing Date. In all other respects, such property shall be accepted by the Company in "as is, where is" condition.

         4.19 Insurance. Gourmet has insurance contracts in force for such coverages and amounts as are set forth in Schedule 4.19.

         4.20 Labor Matters. There are no collective bargaining agreement covering employees of Gourmet. There are no controversies pending or, to the knowledge of Gourmet, threatened between Gourmet and any of its employees which affect, or can reasonably be expected to affect, materially and adversely, its earnings, assets, financial condition or operations of the business conducted by Gourmet, or relate to any specific effort to prevent, restrict or delay consummation of the Merger.

         4.21 Employee Benefit Plans.

                  a. Gourmet has never had, does not now have, and will not have at Closing Pension Plans, Welfare Plans or other employee benefit plans, nor incentive, vacation and other similar plans that are maintained by Gourmet with respect to its employees or to which Gourmet has contributed or is now contributing on behalf of its employees.


                  b. Gourmet has not incurred any material liability to the PBGC under Section 4001, et seq. of ERISA and no condition exists that could reasonably be expected to cause Gourmet to incur any such liability. Any premium payable to the PBGC has been paid when due.

         4.22 Tax Matters.

                  a. The provisions made for taxes in the Financial Statements are sufficient for the payment of all Taxes of Gourmet, whether or not disputed, which are properly accruable. There are no agreements by Gourmet for the extension of time, or waiver of any statute of limitations, for the assessment of any taxes, and all taxes due and payable by Gourmet on or before the date of this Agreement have been paid or provided for, and are not delinquent, except as otherwise provided in Schedule 4.22.

                  b. Gourmet has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. No claim has ever been made by an authority in a jurisdiction where Gourmet does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Gourmet that arose in connection with any failure (or alleged failure) to pay any Tax.

                  c. Gourmet has withheld and paid all Taxes required to have been withheld and paid through January 15, 1999, in connection with the amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                  d. Gourmet does not expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed. Except as set forth in Schedule 4.22, there is no dispute or claim concerning any Tax liability of Gourmet either claimed or raised by any authority in writing. Gourmet has delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Gourmet since December 31, 1997.

         4.23 Finders. No broker, finder or investment banker is entitled to any fee or commission from Gourmet for services rendered on behalf of Gourmet in connection with the transactions contemplated by this Agreement, except as otherwise provided in Schedule 4.23 or Section 7.6 relating to compensation payable to Marblehead. Schedule 4.23 sets forth the name and address of any broker, finder or investment broker entitled to a fee or commission and the terms of payment.

         4.24 Full Disclosure. None of the representations and warranties of Gourmet which are made in Article IV of this Agreement contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         4.25 Insider Interests. Except as listed in Schedule 4.25 no Affiliate of Gourmet (i) competes with or is involved in or has a direct or indirect interest in any business entity which competes with the business conducted by Gourmet, (ii) has any agreement with Gourmet, or (iii) has any interest, direct or indirect, in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property, used in or pertaining to the business of Gourmet, except as a stockholder or employee of Gourmet.

         4.26 Insider Transactions. Schedule 4.26 sets forth a correct and complete statement of (a) the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of Gourmet to or from any past or present officer, director, employee, partner or stockholder thereof or any person related to, controlled by or under common control of any of the foregoing and (b) all transactions, together with their essential terms, between such persons and Gourmet during the past two years.

         4.27 No Interest in Competitors, Etc. Except as set forth in Schedule 4.27, no officer or director of Gourmet, nor any Affiliate of any of the foregoing, directly or indirectly owns any interest in or controls or is an employee, agent, member, principal, officer, director, or partner of, or participant in, or consultant to any corporation, partnership, limited liability company, sole proprietorship, limited partnership, joint venture, association, or other entity which is a competitor, supplier or customer, of Gourmet.

         4.28 Purchase and Sale Obligations. All unfilled purchase and sale orders and other commitments for purchases and sales made by Gourmet were made in the usual and ordinary course of its business. None of such orders or commitments call for deliveries thereunder beyond a period of 90 days from the Closing Date with the exception of normal outstanding maintenance and service contracts.

         4.29 Books and Records. The books of account and other financial and corporate records of Gourmet are in all material respects complete and correct, are maintained in accordance with good business practices, and are accurately reflected in the Financial Statements. The minute books of Gourmet as previously made or to be made available to the Company contained accurate records of all meetings.

         4.30 Bank and Safe Deposit Arrangements. Schedule 4.30 sets forth a correct and complete list of each bank account and safe deposit box maintained by Gourmet, and the names of all persons authorized to deal with such accounts and safe deposit boxes.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants as of the date of execution of this Agreement and as of Closing as follows:

         5.1 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has corporate power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted. The Company is duly qualified and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Company or the business conducted by it. The Company has delivered to Gourmet complete and correct copies of its articles of incorporation and bylaws as currently in effect.

         5.2 Capitalization of the Company.

                  (a) The authorized capital stock of the Company consists only of (i) 25,000,000 shares of common stock, $.001 par value, of which there will be issued and outstanding (a) as of the date hereof, 1,250,000 shares and (b) prior to the Effective Time, 2,250,000 shares, all of which will be validly issued and outstanding, fully paid and nonassessable, and which were not or will not be issued in violation of preemptive rights, and (ii) 100,000 shares of preferred stock $.001 par value, none of which are issued or outstanding. No options, warrants, convertible debt or other rights to acquire any equity interest in the Company, whether upon exchange for or conversion of other securities or otherwise, are outstanding or will be granted prior to the Effective Time.

                  (b) At the Effective Time, the ownership of the common stock of the Surviving Company shall be as follows. The total number of issued and outstanding shares of common stock shall be 18,000,000 shares (which number includes, for purposes of this narrative description, the shares of common stock underlying the options to be granted to existing Gourmet optionholders) and no shares of preferred stock shall be issued or outstanding. The 18,000,000 shares of common stock to be issued and outstanding shall be held as follows:

                           (i) 7,421,220 shares shall be held by the existing
shareholders of Gourmet;

                           (ii) 1,000,000 shares shall be held by investors in
the Company's Rule 504 offering;

                           (iii) 1,250,000 shares shall be held by the Company's
existing shareholders;

                           (iv) 6,030,000 shares shall be held by Marblehead;
and

                           (v) 2,298,780 shares (which are deemed to be issued
and outstanding only for purposes of this narrative) shall be issuable to existing holders of options for the purchase of Gourmet common stock.

                  (c) The 6,030,000 shares of common stock to be issued to Marblehead are "restricted" securities within the meaning of Securities and Exchange Commission Rule 144.

         5.3 Consents and Approvals. There is no requirement applicable for the Company to make any filing with, or to obtain any permit, authorization, consent or approval of, any public body as a condition to the consummation of the Merger, nor is there any requirement that any party to any Material Contract of the Company, or any license or permit for the use of Intellectual Property of the Company or loan agreement to which the Company is a party, or by which it is bound, consent to the execution of this Agreement by the Company or the consummation of the Merger.

         5.4 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the consummation of the Merger will not, (i) violate or result in a breach of any provision of the articles of incorporation or bylaws of the Company, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which the Company or the business conducted by it may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or to the business conducted by the Company, excluding from the foregoing clauses (ii) and (iii) such defaults and violations as would not have a material adverse effect on the Company.

         5.5 Corporate Authority and Resolutions. The Board of Directors of the Company and the Company's shareholders have adopted resolutions authorizing the execution of this Agreement by the Company as of the date hereof and shall adopt such additional resolutions as may be necessary authorizing the execution of documents and closing by the Company as contemplated by this Agreement.

         5.6 Validity of Shares to be Issued. The Company's shares to be issued to the Gourmet shareholders as a result of the Merger have been duly authorized as required under all applicable laws and, upon delivery thereof pursuant to the provisions of this Agreement, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

         5.7 Current Information. The Company has previously delivered to Gourmet (a) a true and complete copy of the Company's audited financial statements sheet dated December 31, 1996, and 1997, and unaudited financial statements for the six months ended June 30, 1998; (b) the private placement memorandum described in Section 6.1; and (c) certain other non-public information relating to the business and affairs of the Company, and will continue to furnish such information to Gourmet until the Closing. The financial information with respect to the Company included in the aforementioned documents fairly represents the financial condition of the Company and the results of its operations and changes in financial position for the periods for which they were prepared but does not represent the financial condition of the Company at any time after June 30, 1998, nor does such financial information reflect certain material events affecting the Company which occurred after June 30, 1998, substantially all of which are set forth in the private placement memorandum described in Section 6.1.

         5.8 Authorization of Transactions; Securities Compliance. By the Closing Date, the shares to be issued to Gourmet's shareholders on the consummation of the transactions contemplated hereunder will be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, and shall have been exempt or registered or qualified under the securities or blue sky laws of California for issuance upon the Closing Date. Such shares, when issued in accordance with the terms of this Agreement, will be fully paid and non-assessable.

         5.9 No Registration Rights. There is no agreement granting or providing for registration rights with respect to the shares to be delivered to Gourmet shareholders pursuant to this Agreement except as provided in Section 7.7.

         5.10 No Brokers or Commissions. The Company has not engaged any broker, finder or similar individual in connection with this transaction except Marblehead.

         5.11 Binding Agreement. The execution, delivery and performance of this Agreement and the other instruments contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action of the Company. This Agreement has been duly executed and delivered to Gourmet by the Company and constitutes the legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

         5.12 No Violation. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time or both, violate, contravene or conflict with or result in a breach of or constitute a default under (i) any writ, order, judgment or decree of any court arbitrator or governmental agency applicable to the Company, (ii) the articles of incorporation or bylaws of the Company; (iii) any contract, lease or other agreement to which the Company is a party or by which the Company is bound; or
(iv) to the best knowledge of the Company, any law, rule or regulation applicable to the Company.

         5.13 Litigation. There are no actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of the Company, threatened, against the Company, whether at law or in equity and whether civil or criminal in nature, before any federal, state, municipal or other court, arbitrator, governmental department, commission, agency or instrumentality, domestic or foreign, nor are there any judgments, decrees or orders of any such court, arbitrator, governmental department, commission, agency or instrumentality outstanding against the Company which have, or if adversely determined could reasonably be expected to have, a material adverse effect on the earnings, assets, financial condition or operations of the business conducted by the Company, or which seek specifically to prevent, restrict or delay consummation of the sale of the Merger or fulfillment of any of the other conditions of this Agreement.

         5.14 Compliance with Laws; Regulatory Matters. The Company is in compliance in all material respects with all laws, rules and regulations, all orders, directives and supervisory letters of, and all agreements, memoranda of understanding or similar arrangements with, regulatory authorities and all other legal requirements applicable to the Company or the

Company's businesses; and the Company is not subject to any order, directive or supervisory letter of, or agreement, memorandum or understanding or similar arrangement (including board resolutions adopted at the request of regulatory authority) with, any regulatory authority restricting its operations or, restricting it from taking any action or requiring that certain actions be taken, and the Company has no knowledge that any such order, directive, supervisory letter, agreement, memorandum or understanding or similar arrangement is threatened, contemplated or under consideration by any regulatory authority.

                                   ARTICLE VI
                           INVESTMENT REPRESENTATIONS

         Gourmet hereby represents, warrants, acknowledges and covenants to the Company, as follows:

         6.1 Opportunity to Examine. Gourmet and its shareholders have examined or have had an opportunity to examine, and to ask questions of the management of the Company about, all applicable documents and such applicable information as are relevant to the transactions described herein, including the delivery by the Company of its shares and about the Company and its business. Among the documents made available to Gourmet and its shareholders are the Company's private placement memorandum dated December 31, 1998, and the financial statements described in Section 5.4.

         6.2 No Representations as to Profit or Loss. No representation or warranty of any kind has been made to the Gourmet or its shareholders with respect to the percentage of profit and/or amount or type of consideration, profit or loss that are to be realized, if any, as a result of the Merger and the acquisition of common stock in the Company and that in entering into this transaction Gourmet and its shareholders are not relying upon any information other than that derived from the results of their own independent investigation, or the investigation of their counsel and other professional advisors, or from information furnished in writing by the Company to them.

         6.3 Shares Not Registered. Gourmet and its shareholders understand that the shares to be issued to Gourmet's shareholders have not been registered under the Act nor under the securities laws of any state in reliance on exemptions therefrom for non-public offerings, and further understand that the shares have not been approved or disapproved by the Securities and Exchange Commission nor has any state securities administrator or agency passed on the accuracy or adequacy of any written information provided by the Company.

         6.4 Investment Intent. The Gourmet shareholders are acquiring the shares in the Company for their own account for investment purposes only and not with a view to the sale or other distribution thereof, in whole or in part.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

         7.1 Conduct of Business by Gourmet and the Company.

                   a. Gourmet warrants and represents that from the date hereof until the Closing, Gourmet will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with Gourmet. Gourmet will notify the Company of any emergency or material change in the normal conduct of the business or operations of Gourmet, the threat of or initiation of any material litigation against Gourmet, and the initiation of any investigation of Gourmet by any party, whether private or governmental.

                   b. The Company warrants and represents that from the date hereof until the Closing, the Company will (a) conduct its business only in the ordinary and usual course and in a manner consistent with past practices, (b) maintain in good repair, at its expense, all of its properties, and (c) use its best efforts to preserve its relationship with suppliers, customers, dealers and others having business relationships with the Company. The Company will notify Gourmet of any emergency or material change in the normal conduct of the business or operations of the Company, the threat or initiation of any material litigation against the Company, and the initiation of any investigation of the Company by any party, whether private or governmental.

         7.2 Investigation of Business and Properties; Additional Data. From the date hereof until the Closing, Gourmet and the Company shall each afford the other and their attorneys, accountants, financial advisors and other representatives complete access at all reasonable times to their offices, and to their officers, employees, properties, contracts, and books and records. In addition, Gourmet and the Company shall furnish to each other such financial, operating and additional data as they may reasonably request concerning the business, operations, properties and personnel of either of them.

         7.3 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all necessary consents, waivers, authorizations, orders and approvals of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement. Each party agrees to cooperate fully with the other party in assisting it to comply with this Section. Notwithstanding the foregoing, neither party shall be required to initiate any litigation, make any substantial payment or incur any material economic burden, except for a payment otherwise required of it, to obtain any consent, waiver, authorization, order or approval, and if, despite such efforts, either party is unable to obtain any consent, wavier, authorization, order of approval the other party may terminate this Agreement and shall have no liability therefor.

         7.4 Further Assurances. The parties will use reasonable efforts to implement the provisions of this Agreement, and for such purpose, the parties will, at the request of any other party, at or after the closing, without further consideration, promptly execute and deliver, or cause to be executed and delivered, such additional documents as any other party may reasonably deem necessary or desirable to implement any provision of this Agreement.

         7.5 Expenses. Whether or not the Merger is consummated all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses.

         7.6 Agreements with Respect to Marblehead. The parties shall enter into an investment banking and consulting agreement with Marblehead in the form of
Exhibit 7.6 hereto. The parties hereby ratify and confirm the agreement between Gourmet and Marblehead dated December 1998, including the compensation payable to Marblehead, which compensation obligations are hereby assumed by the Company.

         7.7 Registration Rights.

                  a. If the Company shall determine to register any of its securities for the account of a securityholder or holders other than in a registration relating solely to employee benefit plans, a registration relating solely to a Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will (i) promptly give to each person who is a holder of its common stock at the effective date and (ii) use its best efforts to include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registerable Securities of such securityholders made by any holder and received by the Company within twenty (20) days after the Company delivers written notice of any proposed registration to such holder by mail or other form of delivery, which notice shall commence on the date of mailing or delivery, as appropriate to the method of notice. Such written request may specify all or part of the holders Registerable Securities. As used in this
Section 7.7, the term Registerable Securities shall mean shares of the Company's common stock issued or issuable to a holder as of Closing and any common stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in this Section, except that Registerable Securities shall not include any shares of common stock previously registered or which have been sold to the public pursuant to a registration statement or an offering under Section 3(b) of the Securities Act of 1933, as amended, or which may be sold under Rule 144(k).

                  b. At the time of registration, the Company and a registering securities holder shall enter into mutual indemnification agreements of the kind normally provided in an underwriting.

                  c. If any securities held by selling shareholders cannot be included in a registration as a result of limitations of the aggregate number of shares of Registerable Securities that may be so included, the number of shares of Registerable Securities that may be included shall be allocated among the holders requesting inclusion of shares pro rata on the basis of the number of shares of Registerable Securities, provided that such allocation shall not operate to reduce the aggregate number of Registerable Securities that may be included in such registration if any holder does not request inclusion of the maximum number of shares of Registerable Shares allocated to him pursuant to the procedure described in this Section, and the remaining portion of his allocation shall be reallocated among those requesting holders whose allocations did not satisfy the request pro rata on the basis of the number of shares of Registerable Securities which will be held by such holders and selling shareholders.

                  d. Notwithstanding the obligations of the Company to register shares, the Company shall have no such obligation to any shareholder in the event that it is advised by its underwriter or other selling agent that the underwriter is not willing to register shares held by any proposed selling shareholder by reason of market conditions or any other reason relating to the primary obligation of such underwriter or agent to sell the shares of the Company, its being the intention of the parties that the Company's ability to sell all of the shares that it wishes to sell pursuant to any registration statement shall be paramount to, and shall supersede, the rights of any shareholder provided in this Section 7.7.

         7.8 Matters Subject to Marblehead Approval. The Company shall not, without the approval of Marblehead:

                  a. Declare or pay any dividends, or return any capital, to its stockholders or authorize or make any distribution, payment or delivery of property or cash to its stockholders, as such, or redeem, retire, purchase, or otherwise acquire, directly or indirectly, for consideration, any shares or any interest in its capital stock now or hereafter outstanding.

                  b. Lend money, credit or make advances to any person, or purchase any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, unless to a customer or a supplier in the ordinary course of business.

                  c. Amend, modify or change its articles of incorporation or bylaws, or any agreement entered into by it, with respect to its capital stock.

                  d. Enter into any agreement to employ or discharge any employee whose proposed or actual salary is greater than $30,000 per annum.

                  e. Enter into any Material Contract, which for purposes of this Section 7.8 shall include any agreement for the loan by or to the corporation of an amount greater than $10,000 or the purchase of any equipment or other capital asset in excess of $10,000 for any one purchase or $50,000 in the aggregate per calendar year.

                                  ARTICLE VIII
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

         The following are certain conditions precedent to the obligation of the Company to consummate the Merger, which conditions must be fulfilled (or waived in writing by the Company) on or before the Closing Date.

         8.1 Accuracy of Representations and Warranties. The representations and warranties of Gourmet herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

         8.2 Absence of Default. No condition or event which constitutes an event of default hereunder by Gourmet or which, after notice and lapse of time, or both, would constitute an event of default hereunder by Gourmet shall have occurred and be continuing.

         8.3 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned by Gourmet, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by Gourmet.

         8.4 Absence of Liens. There will have been no liens recorded after the execution of this Agreement but prior to Closing with respect to any personal, real or mixed property owned by Gourmet.

         8.5 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for the Company in the exercise of reasonable discretion, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         8.6 Legal Opinion. The Company shall have received the legal opinion of Gourmet's counsel in accordance with Section 3.10(a) hereto.

         8.7 Satisfaction with Respect to Financial Condition and Performance. The Company must be satisfied that each and every representation made by Gourmet regarding the Financial Statements and the financial condition of Gourmet shall be true, complete and accurate in all material respects as of Closing. Without limiting the foregoing, the Company must be satisfied that: (i) the Financial Statements shall have been prepared on an accrual basis of accounting, consistent with prior years; and (ii) except as specifically disclosed in the Financial

Statements, there has been no distribution to shareholders or others or bonuses made to employees.

         8.8 Continuity of Business Relationships. The Company shall be satisfied that Gourmet's customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory as at the Closing Date.

                                   ARTICLE IX
                  CONDITIONS PRECEDENT TO GOURMET'S OBLIGATIONS

         The following are certain conditions precedent to Gourmet's obligation to consummate the Merger, which conditions must be fulfilled (or waived in writing by Gourmet) on or before the Closing Date.

         9.1 Accuracy of Representations and Warranties. The representations and warranties of the Company herein contained shall be true on and as of Closing with the same force and effect as though made on and as of Closing, except as affected by transactions contemplated hereby and except to the extent that such representations and warranties were made as of a specified date and as to such representations and warranties the same shall have been true as of the specified date.

         9.2 Absence of Default. No condition or event which constitutes an event of default hereunder by the Company or which, after notice and lapse of time, or both, would constitute an event of default hereunder by the Company shall have occurred and be continuing.

         9.3 Absence of Material Damage to or Expropriation of Property. Between the date of this Agreement and the Closing, there shall not have occurred (1) any material casualty to any facility, property, equipment or inventory owned by the Company, or (2) any material condemnation, seizure, expropriation or liquidation by any governmental authority or any officer or instrumentality thereof of facilities, property, equipment or inventory owned by the Company.

         9.4 Actions, Proceedings, Etc. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to and approved by counsel for Gourmet, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

         9.5 Legal Opinion. Gourmet shall have received the legal opinion of the Company's counsel in accordance with Section 3.11(b) hereto.

         9.6 Satisfaction with Respect to Financial Condition and Performance. Gourmet must be satisfied that each and every representation made by the Company regarding the financial condition of the Company shall be true, complete and accurate in all material respects as of Closing.


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


         9.7 Continuity of Business Relationships. Gourmet shall be satisfied that the Company's customer, vendor, financial institution(s), insurance carrier and employee relations are satisfactory as at the Closing Date.

         9.8 Private Placement. The Company shall have received $1,000,000 of gross proceeds from an offering of its common stock made pursuant to the private placement memorandum described in Section 6.1 or otherwise.

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 The Company's Right to Indemnification. Gourmet undertakes and agrees to hold the Company harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by the Company arising from (i) the breach, misrepresentation or other violation of any covenants, warranty or representation of or by Gourmet contained in this Agreement, and (ii) all liabilities of Gourmet not disclosed in writing to the Company prior to the execution of this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

         10.2 Gourmet's Right to Indemnification. The Company undertakes and agrees to hold Gourmet harmless against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees incurred or suffered by Gourmet arising from the breach, misrepresentation or other violation of any covenants, warranty or representation by the Company contained in this Agreement. This indemnity provision shall survive Closing for a period of one (1) year.

         10.3 Procedure. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall given written notice thereof to the other party (the "Indemnitor") promptly (but in no event more than ten (10) days) after it learns of the existence of such claim or proceeding. Any claim for indemnification hereunder shall be accompanied by evidence demonstrating the Indemnified Party's right or possible right to indemnification, including a copy of all supporting documents relevant thereto. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same; provided, however, that no settlement or compromise shall be effected without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, and provided further that in the event the Indemnified Party does not consent to a bona fide offer of settlement made by a third party and the settlement involves only the payment of money, then the Indemnitor may, in lieu of payment of such settlement to such third party, pay such amount to the Indemnified Party. After the payment to the Indemnified Party, the Indemnitor shall have no further liability with respect to such claim or proceeding and the Indemnified Party shall assume full responsibility to defend the same. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim or proceeding, the Indemnitor shall not be liable to the Indemnified Party under this paragraph for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party's reasonable judgment, it is advisable for the Indemnified Party to be represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Indemnified Party. The parties will fully cooperate in any such action, making available to each other books or records for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within ten (10) days after receiving notice of the claim or proceeding from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor (but subject to the Indemnitor's right subsequently to contest through appropriate proceedings its obligation to provide indemnification), in any way which the Indemnified Party deems in its best interest.

         10.4 Limitations on Indemnification Rights. Indemnification shall be due only to the extent of the loss or damage actually suffered (i.e., reduced by any offsetting or related asset or service received and by any recovery from any third party, such as an insurer), net after the amount equal to any reduction in federal, state or local income, franchise or other taxes occasioned by such loss or damage (even though the tax return by which such reduction would have been realized is not yet due), but including an amount equal to any increase in federal, state and local income, franchise or other taxes occasioned by the indemnification payment and then only to the extent of the excess over the Agreed De Minimis Amount (hereinafter defined). The Indemnitor shall be subrogated to all rights of the Indemnified Party against any third party with respect to any claim for which indemnification is paid. Notwithstanding the foregoing, the Indemnitor shall not be liable to the Indemnified Party for any individual misrepresentation, breach of warranty or violation of covenant where the otherwise indemnifiable amount does not exceed $5,000 and, as regards all such indemnifiable misrepresentations or breaches of warranty that do not exceed $5,000, the Indemnitor shall not be liable except to the extent that the aggregate amount thereof exceeds $5,000 (such sum being herein referred to as the "Agreed De Minimis Amount").

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Expenses. Each party shall pay its own expenses incident to the negotiation and preparation of this Agreement and the transactions contemplated hereby. All other recording costs for bills of sale and other instruments of transfer, and all stamp, sales, use and transfer taxes in connection with the purchase and sale of shares shall be paid by the transferring party.

         11.2 Notices. All notices, requests, demands and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally with a receipt, when delivered by an overnight courier service or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

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


                  (a) To the Company:  Sterling Partners Inc.
                                       7777 Glades Road, Suite 211
                                       Boca Raton, Florida 33434
                                       Attn: Mr. C. Lawrence Rutstein

                      With a copy to:  Siegel, Lipman, Dunay & Shepard, LLP
                                       5355 Town Center Road, Suite 801
                                       Boca Raton, FL  33486
                                       Attn: Jonathan L. Shepard, Esquire

                  (b) To Gourmet:      GourmetMarket.Com
                                       507 Howard Street, Suite 200
                                       San Francisco, California 94105
                                       Attn: Mr. Chanan Steinhart


                  (c) To Marblehead:   Marblehead Capital Group, Inc.
                                       460 Boston Street, Suite 6-A
                                       Topsfield, MA 01983
                                       Attn: Mr. Neil Donohue

                      With a copy to:  Darshan Thakkar, Esquire
                                       101 Cambridge Street, Suite 395
                                       Burlington, MA 01803

Either party may change its address for notices by written notice to the other given pursuant to this paragraph.

         11.3 Certain Breaches. Neither party shall have any liability to the other party with respect to a breach by a party of which the other party has received written notice at or prior to Closing.

         11.4 Prior Negotiations. This Agreement supersedes in all respects all prior and contemporaneous oral and written negotiations, understandings and agreements between the parties with respect to the subject matter hereof. All of said prior and contemporaneous negotiations, understandings and agreements are merged herein and superseded hereby.

         11.5 Entire Agreement; Amendment. This Agreement and the Exhibits to this Agreement set forth the entire understanding between the parties in connection with the transaction contemplated herein, there being no terms, conditions, warranties or representations other than those contained herein, referenced herein or provided for herein. Neither this Agreement nor any term or provision hereof may be altered or amended in any manner except as an instrument in writing signed by the party against whom the enforcement of any such change is sought.

         11.6 Exhibits. The Exhibits attached hereto or referred to herein are a material part of this Agreement, as if set forth in full herein.

         11.7 Severability. If any term of this Agreement is illegal or enforceable at law or in equity, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of any applicable law or laws and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

         11.8 Survival of Representations and Warranties. Unless otherwise specifically noted herein, the several representations, warranties and covenants of the parties contained herein shall survive the closing for a period of three
(3) years from the Closing date. Thereafter neither party shall have any liability to the other based upon any of the representations, warranties and covenants set forth herein.

         11.9 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by another party of any provision of this Agreement shall not affect such party's right thereafter to enforce the same, (ii) no waiver by either party of any default by the other shall be taken or held to be a waiver by such party of any other preceding or subsequent default, and (iii) no extension of time granted by any party for the performance of any obligation or act by the another party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         11.10 Number and Gender. Whenever the context so requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be construed to mean or include any other gender or genders.

         11.11 Headings and Cross-References. The headings of this Agreement are included for convenience of reference only, and shall in no way limit or affect the meaning or interpretation of the specific provisions hereof. All cross-references to paragraphs herein shall mean the paragraphs of this Agreement unless otherwise stated or clearly required by the context. All references to Exhibits herein shall mean the Exhibits to this Agreement. Words such as "herein" and "hereof" shall be deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise stated or clearly required by the context.

         11.12 Choice of Laws. This Agreement is to be construed and governed by the laws of the State of Florida, except for the choice of law rules utilized in that jurisdiction.

         11.13 Arbitration. Any dispute arising under or related to this Agreement that the parties are unable to resolve by themselves shall be settled by arbitration in Fort Lauderdale, Florida, by a panel of three arbitrators. The parties shall each designate one disinterested arbitrator and the two arbitrators so designated shall select the third arbitrator. The persons selected as arbitrators need not be professional arbitrators, and persons such as accountants, appraisers and bankers shall be acceptable. Before undertaking to resolve the dispute, each arbitrator shall be duly sworn faithfully and fairly to hear and examine the matters in controversy and to make a just award according to the best of his or her understanding. The arbitration hearing shall be conducted in accordance with the rules of the American Arbitration Association. The written decision of a majority of the arbitrators shall be final and binding on the parties. Costs and expenses of the arbitration proceeding shall be assessed between the parties in a manner to be decided by a majority of the arbitrators, and the assessment shall be set forth in the decision and award of the arbitrators. No action at law or suit in equity based upon any claim arising out of or relating to this Agreement shall be instituted in any court by a party against another except an action to compel arbitration pursuant to this paragraph, an action to enforce the award of the arbitration panel rendered in accordance with this paragraph, or a suit for specific performance as may be specifically provided herein.

         11.14 Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         11.15 Third Parties. Nothing in this Agreement, whether expressed or implied, is intended to (i) confer any rights or remedies on any person other than the parties and their respective successors and assigns, (ii) relieve or discharge the obligation or liability of any third party, or (iii) or give any third party any right of subrogation or action against any party hereto.

         11.16 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were on the same instrument. Each of the counterparts, when signed, shall be deemed to be an original, and all of the signed counterparts together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date and year first above written.


WITNESS/ATTEST:                    STERLING PARTNERS INC., a Delaware
                                   corporation


                                   By:   /s/ John W. Farr, Jr.
-----------------------------          ----------------------------------------
                                         John W. Farr, Jr., President


                                   GOURMETMARKET.COM, a California corporation


                                   By:   /s/ Chanan Steinhart
-----------------------------          ----------------------------------------
                                         Chanan Steinhart, President

                                   MARBLEHEAD CAPITAL GROUP, INC., a
                                   Massachusetts corporation

                                   By:
-----------------------------          ----------------------------------------
                                         ___________________, President

                          EXHIBITS TO MERGER AGREEMENT

                  3.1      Plan of Merger
                  4.2      Options for 236,500 shares of Gourmet stock
                  4.3      Consents and Approvals
                  4.4      Non-Contravention
                  4.5      Environmental Matters
                  4.6      Inventory
                  4.9      Compliance with Laws
                  4.11     Litigation
                  4.12     Absence of Changes
                  4.13     Liabilities
                  4.14     Title to Properties
                  4.15     Leases
                  4.16     Intellectual Property
                  4.17     Material Contracts
                  4.19     Insurance
                  4.22     Tax Matters
                  4.23     Finders
                  4.25     Insider Interests
                  4.26     Insider Transactions
                  4.27     No Interest in Competitors
                  4.30     Bank and Safe Deposit Arrangements
                  7.6      Investment Banking and Consulting Agreements

         Exhibits are available by request.